As filed with the Securities and Exchange Commission on October 4, 2006
Registration No. __________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	8082	88-0331369
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
26777 Central Park Blvd., Suite 200
Southfield, Michigan 48076
(248) 352-7530
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
ARCADIA RESOURCES, INC.
2006 EQUITY INCENTIVE PLAN
Full Title of Plan
Patrick J. Haddad, Esq.
500 Woodward Avenue, Suite 2500
Detroit, Michigan 48226-3427
(313) 961-0200
(Name, Address Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering	aggregate offering	Amount of
registered	registered (1)(2)	price per share (3)	price (3)	registration fee
Common Stock, par value $0.001 per share, to be issued under the Plan	5,000,000 shares	$3.20	$16,000,000	$1,712.00

(1)	Under the Arcadia Resources, Inc. 2006 Equity Incentive Plan, adopted by the shareholders on September 26, 2006, up to 5,000,000 shares are available to be issued under the Plan.

(2)	Pursuant to Rule 416, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also registered hereunder.

(3)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the American Stock Exchange on October 3, 2006, $3.20. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of shares of the Company’s common stock issuable under the Plan. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS
     As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to eligible employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3 Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant with the Commission and are incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed on June 29, 2006, which includes audited financial statements for the Registrant’s last fiscal year;
     (b) The description of the common stock, $0.001 par value per share, of the Registrant contained in the Registrant’s registration statement on Form 8-A12B (File No. 001-32935), filed with the SEC on June 30, 2006;
     (c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed on August 10, 2006; and
     (d) All other reports filed by the Registrant pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of the Registrant’s last fiscal year covered by the audited financial statements described in (a) above.
     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5 Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers
     The Articles of Incorporation of the Company provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the

Nevada Revised Statutes. The Articles further provide that any repeal or modification of the Articles shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or omissions prior to such repeal or modification.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits.
     The following documents are filed as exhibits to this Registration Statement:

4.1	Arcadia Resources, Inc. 2006 Equity Incentive Plan (Previously filed with the Securities and Exchange Commission as Appendix C to the Company’s Definitive Proxy Statement filed on Schedule 14A on August 28, 2006 and incorporated herein by reference (File No. 001-32935))

5.1*	Opinion of Marquis & Aurbach

10.1*	Form of Restricted Stock Award Agreement under the Arcadia Resources, Inc. 2006 Equity Incentive Plan

10.2*	Form of Stock Option Agreement under the Arcadia Resources, Inc. 2006 Equity Incentive Plan

23.1*	Consent of Marquis & Aurbach (included in the opinion of Marquis & Aurbach filed herewith as Exhibit 5.1)

23.2*	Consent of BDO Seidman, LLP

24.1*	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.
Item 9. Undertakings.
a.	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on October 4, 2006.

Arcadia Resources, Inc.

By:	/s/ John E. Elliott, II John E. Elliott, II
President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Arcadia Resources, Inc., a Nevada corporation, which is filing a Registration Statement on Form S-8 with the Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint John E. Elliott, II and Lawrence R. Kuhnert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date		Signature / Title

October 4 , 2006	By:	/s/ John E. Elliott, II

John E. Elliott, II
Chairman, Chief Executive Officer, and Director (Principal Executive Officer)

October 4, 2006	By:	/s/ Lawrence R. Kuhnert

Lawrence R. Kuhnert
President, Chief Operating Officer, and Director

October 4 , 2006	By:	/s/ John T. Thornton

John T. Thornton
Director

October 4, 2006	By:	/s/ Peter A. Brusca, M.D.

Peter A. Brusca, M.D.
Director

October 4, 2006	By:	/s/ Anna Maria Nekoranec

Anna Maria Nekoranec
Director

October 4 , 2006	By:	/s/ Rebecca R. Irish

Rebecca R. Irish
Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.1	Arcadia Resources, Inc. 2006 Equity Incentive Plan (Previously filed with the Securities and Exchange Commission as Appendix C to the Company’s Definitive Proxy Statement filed on Schedule 14A on August 28, 2006 and incorporated herein by reference (File No. 001-32935))

5.1*	Opinion of Marquis & Aurbach

10.1*	Form of Restricted Stock Award Agreement under the Arcadia Resources, Inc. 2006 Equity Incentive Plan

10.2*	Form of Stock Option Agreement under the Arcadia Resources, Inc. 2006 Equity Incentive Plan

23.1*	Consent of Marquis & Aurbach (included in the opinion of Marquis & Aurbach filed herewith as Exhibit 5.1)

23.2*	Consent of BDO Seidman, LLP

24.1*	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.